Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  336-584-5171


FOR IMMEDIATE RELEASE

Contact:  336-436-4855
          Pamela Sherry
          Investor@labcorp.com

          Shareholder Direct: 800-LAB-0401
          www.labcorp.com

LABCORP-REGISTERED TRADEMARK-ANNOUNCES
STOCK REPURCHASE PROGRAM

Burlington, NC, December 17, 2003 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced that its Board of Directors has authorized a stock repurchase program under which LabCorp may purchase up to an aggregate of $250,000,000 of its Common Stock from time to time.

The purpose of LabCorp's stock repurchase program is consistent with its goal of making prudent investments of the company's cash resources.

Any purchases under LabCorp's stock repurchase program may be made from time-to-time in the open market or in privately negotiated transactions and may be initiated and discontinued at any time. As of December 16, 2003, LabCorp had approximately 148.9 million common shares outstanding. Common stock acquired through the program will be available for general corporate purposes. There are currently no specific plans for the shares which may be purchased under the program.

Laboratory Corporation of America-Registered Trademark- Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.5 billion in 2002, over 24,000 employees nationwide, and more than 200,000 clients, LabCorp offers over 4,000 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC filings.